Exhibit 99.2

[LETTERHEAD OF ALLEN & COMPANY LLC]

The Board of Directors

Time Warner Inc.

One Time Warner Center

New York, New York 10019

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 22, 2016, to the Board of Directors of Time Warner Inc. (“Time Warner”), as Annex B to, and reference to such opinion letter under the headings “SUMMARY—Opinions of Time Warner’s Financial Advisors—Opinion of Allen & Company LLC” and “THE TRANSACTION—Opinions of Time Warner’s Financial Advisors—Opinion of Allen & Company LLC” in, the proxy statement/prospectus relating to the proposed transaction involving Time Warner and AT&T Inc. (“AT&T”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of AT&T (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Allen & Company LLC

ALLEN & COMPANY LLC

November 18, 2016